April 16, 2019

Joseph McAdams
Chairman of the Board, Chief Executive Officer, and President
ANWORTH MORTGAGE ASSET CORP
1299 Ocean Avenue, 2nd Floor
Santa Monica, California 90401

       Re: ANWORTH MORTGAGE ASSET CORP
           Registration Statement on Form S-3
           Filed April 4, 2019
           File No. 333-230724

Dear Mr. McAdams:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Josh Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities